Exhibit 3.1.1

ROSS MILLER

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89701-4299

(775) 684 5708

Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.

Name of corporation:

Mobetize Corp.

2.

The articles have been amended as follows:  (provide article numbers, if available)

Article 3: The Capital Stock shall consist of 525,000,000 shares of common stock, $0.001 par  value, all of  which  stock shall  be  entitled  to voting  power,  and  250,000,000  shares  of  preferred  stock,  $0.001  par value. To the fullest extent permitted by the laws of the state of Nevada (currently set forth in NRS 78.195 and  78.1955),  as  the  same  now  exists  or  may  hereafter  be  amended  or  supplemented,  the  Board  of

Directors  may  fix  and  determine  the  designations,  rights,  preferences  or  other  variations  of  each  class

or  series  within  each  class of  preferred  stock of the  Corporation.   The  Corporation  may issue  shares  of

Capital Stock for such consideration as may be fixed by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

57.7%

4. Effective date of filing: (optional)

February 4, 2016

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

/s/     Ajay Hans

Signature of Officer

*If any proposed amendment  would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment  must  be  approved by the vote, in addition to the affirmative vote otherwise required,  of the  holders of  shares representing a  majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to  include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After